Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Syngenta AG

We consent to the incorporation by reference in the following registration statements:

(1) Registration Statement (Form S-8 No. 333-101794) pertaining to the Syngenta Deferred Share Plan (Share Awards) and Syngenta AG Executive Stock Option Plan - 10,

(2) Registration Statement (Form S-8 No. 333-117497) pertaining to the Syngenta Deferred Share Plan (Share Awards),

(3) Registration Statement (Form S-8 No. 333-124836) pertaining to the Syngenta Corporation Employee Stock Purchase Plan, and

(4) Registration Statement (Form S-8 No. 333-130440) pertaining to the Syngenta Share Plan for Non-Executive Directors

of our reports dated February 7, 2017 with respect to the consolidated balance sheets of Syngenta AG and subsidiaries as of December 31, 2016 and 2015 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated cash flow statements and consolidated statements of changes in equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of Syngenta AG.

/s/ KPMG AG

Basel, Switzerland

February 16, 2017